Exhibit 99.1

22nd Century Group (Nasdaq: XXII) Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Business Update

●	Accelerates VLN® Launch with Key National Distribution Agreements
●	Launching VLN® in Texas, California and Florida with New National Scale Distributors and Retail Partners
●	Scaling Hemp/Cannabis Revenue and Gross Margin to Achieve Cash-Positive Operating Results in First Half 2024; Executing New Fully Verticalized Major Retail Category Management Service~~s~~ Agreements
●	Fourth Quarter 2022 Net Revenues $19.2 Million, Up 141% from the Fourth Quarter 2021
●	New $21.1 Million Senior Secured Credit Facility Expands Working Capital to Fuel Growth

BUFFALO, N.Y., March 9, 2023 — 22nd Century Group, Inc. (Nasdaq: XXII), a leading biotechnology company dedicated to improving health with reduced nicotine tobacco, hemp/cannabis and hops advanced plant technologies, today reported results for the fourth quarter and full year ended December 31, 2022, and provided an update on recent business highlights. The Company will host a live audio webcast today at 10:00 a.m. ET.

“The fourth quarter and 2022 were transformative for 22nd Century as we launched an aggressive commercial rollout of our FDA authorized VLN® reduced nicotine content cigarettes and accelerated revenue and margin growth opportunities with our hemp/cannabis business unit,” stated James A. Mish, Chief Executive Officer of 22nd Century Group.

“Following our exceptional pilot results indicating our ability to initially capture a 1% share of market, several of the largest convenience store (C-store) chains in the U.S. are seeking to carry our VLN® products on a regional or multi-state basis. Our early 2023 success positioning VLN® with national- and regional-scale distribution partners, such as Core-Mark/Eby-Brown and others in process now, will enable the broad-based launches across hundreds of stores at a time that these retail partners desire.

“As an example of how quickly these new distribution agreements can scale our retail presence, we are readying VLN® launch plans in Texas, California and Florida with a new, national-scale C-store chain partner to be formally announced as soon as the final contract items are completed. Regional chains are also launching VLN® alongside these national partners, such as CEFCO convenience stores, which plans to commence sales at more than 100 Texas and Florida locations in the near future. Based on existing commitments in various contracting phases and a robust pipeline of additional interest, we expect our VLN® business to scale quickly in 2023 as we target sales in up to 18 states by year end. At an estimated 600 million cartons of annual addressable market opportunity in just those states, achieving even a portion of our VLN® goals would put our tobacco business unit well into cash profitable operating results in the second half of 2024, including corporate overhead.

“In our hemp/cannabis business, we achieved approximately 19% quarterly revenue growth in spite of the disruptions from the Grass Valley fire, cementing our leadership position in the growing cannabinoid ingredients and cannabinoid infused consumer products market. As a key part of our continued expansion in 2023, we are currently finalizing multiple innovative CDMO+D license agreements with consumer CBD brands to become their fully verticalized manufacturing and distribution partner, further entrenching our industry leadership. This new-to-the-industry approach will use our entire value chain from ingredients to finished white label goods, and now category management to the retail shelf.

“Additionally, our Prineville crude extraction plant will be online in this month, supporting these contracts and the growing demand for our quality CBD isolates, distillates and minor cannabinoids, plus significantly increasing our gross margin. The submission of the Drug Master File (DMF) to the FDA to produce and supply APIs for the medical and pharmaceutical industries positions 22nd Century as a leading, global provider of high-quality formulated products that meet the exacting standards required by pharmaceutical and consumer product companies. Finally, our new distribution facility in the Netherlands and recent accretive acquisition of RX Pharmatech Ltd will accelerate the growth of GVB’s business in the European Union and United Kingdom, complementing our growth strategies in North America.

“Taken together, we believe the combination of market leadership and these expanded capabilities position our rapidly scaling GVB Biopharma business unit to achieve cash-flow positive operations in first half of 2024, including corporate overhead,” concluded Mr. Mish.

Recent Key Financial and Business Highlights

Tobacco Business

●	Leveraged the exceptional Chicago pilot results to expand VLN® sales in Illinois and launch in Colorado, where the state employs a favorable MRTP excise tax program. Announced additional launch plans in Arizona, New Mexico and Utah.
●	Commenced an aggressive multi-state VLN® rollout strategy, targeting up 18 states by year-end 2023, aimed at penetrating geographies and markets with large adult smoker populations, including those with favorable MRTP state excise tax savings, which can be used toward consumer incentives, distribution support, and additional programming to raise awareness of VLN® products.

●	Initiated agreements with national-scale C-store distribution partners, including Core-Mark/Eby-Brown and others pending, to facilitate state-wide or multi-state launches of VLN® at hundreds of stores within our target markets in an accelerated timeline.
●	Announced expansion into Texas, California and Florida, expected in conjunction with the largest multi-state U.S. C-store chain leveraging these new national scale distribution capabilities.
●	Secured additional retail point of sale placements with regional C-stores, such as Texas based CEFCO, and new regional distribution agreements with Hub, Inc., serving regional Midwestern and tribal accounts, and Chambers & Owen, Inc., serving the upper Midwest.
●	Gained authorization to test VLN® sales at four United States military bases located in California, Arizona and North Carolina, beginning in the second quarter.
●	Poised to benefit from federal, state and international regulatory appetite for banning menthol and mandating reduced nicotine content. The Company has the only FDA-authorized combustible cigarette able to meet the stringent reduced nicotine content product standard under the FDA’s Comprehensive Plan requiring that all cigarettes be made “minimally or non-addictive.”
o	Proposed FDA menthol cigarette ban, in final rules status, could leave VLN® Menthol King as the only combustible menthol cigarette on the market, providing a critical off-ramp to help current menthol smokers to smoke less, a final decision expected in August 2023.
o	In December 2022, New Zealand became the first country to pass a nationwide mandate permitting only reduced nicotine content cigarettes to be sold starting in early 2025.
●	Planted the largest ever VLN® tobacco crop in 2022, including the second-generation VLN® 2.0 reduced nicotine tobacco plants, which have demonstrated approximately 30% higher yields, enhanced quality leaf, improved disease resistance, reduction in nutrient requirements and increased stability across various environments and geographies.
o	Announced a dedicated seed cultivation program designed to generate enough tobacco to support the entire New Zealand cigarette marketplace with reduced nicotine content tobacco, more than 2 billion sticks annually.
●	Completed expansion of existing manufacturing operations and increased capacity by 25%, including installation of a new production line and initiation of a second shift.

Hemp/Cannabis Business

●	Fundamentally shifted hemp/cannabis business, moving from primarily research and development efforts to a fully commercialized company with the acquisition of GVB Biopharma, a global scale provider of hemp-derived cannabinoid ingredients and API to the pharmaceutical and consumer goods industries with world-class CDMO capabilities.
●	Positioned for global leadership as the largest provider of cannabinoid extracts and isolates in North America, focused on cannabidiol (CBD) and cannabigerol (CBG) extracted and refined at industrial scale into distillates.
●	Completed vertical integration of novel cannabinoid value chain from receptor science to finished goods and now CDMO+D capabilities for complete category management to retail points of sale.
●	Advancing multiple verticalized license agreements with major consumer CBD and alternative cannabinoid brands to manufacture and distribute key cannabinoid product offerings to retailers throughout the U.S. as a new turnkey solution for consumer facing cannabis product brands.
●	Continued expanding CBD crude production capabilities with new Prineville, Oregon facility, one of the largest hemp extraction plants in the world, with expected capacity exceeding 15,000 kg/month at full operation, further improving gross margin on all GVB cannabinoid products.
●	Responded to a fire at the Company’s Grass Valley manufacturing facility, immediately shifting to alternate supply sources to fulfill all customer deliveries planned in the fourth quarter. New facilities are being established, replacing the prior capacity, as the Company plans for construction of a new, larger and more efficient distillate and isolate manufacturing campus.
●	Submitted DMF to the FDA to produce and supply APIs for the medical and pharmaceutical industries while also pursuing The International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (ICH) Q7 international pharma-grade audit standard certification in order to supply naturally derived hemp/cannabis APIs.
●	Announced a global sales, marketing and distribution agreement with Cannabinoid API Solutions (CAS) and Transo-Pharm for APIs to accelerate opportunities to supply to the largest and most innovative pharmaceutical and consumer goods manufacturers.
●	Acquired RX Pharmatech Ltd. in an accretive transaction securing a portfolio of 1,276 CBD product and ingredient based Novel Food Applications with the U.K. Food Standards Agency, accelerating CBD product growth in the U.K. and EU food and nutraceuticals markets. Announced the Company’s central distribution facility in the Netherlands, opened in November 2022, will support growing demand for hemp/cannabis products in Europe, the Middle East, and Africa (EMEA).

Fourth Quarter 2022 Financial Results

●	Net revenues for the fourth quarter of 2022 were $19.2 million, an increase of 141.3% from 2021.
o	Revenue from tobacco-related products was $10.0 million, an increase of 25.7% from 2021, primarily driven by volume increases in contract manufacturing and initial VLN® sales as part of the early rollout in Illinois and Colorado.
o	Revenue from hemp/cannabis-related products was $9.3 million, compared to a negligible amount in the prior year fourth quarter, reflecting the acquisition of GVB.
●	Gross profit for the fourth quarter of 2022 was $(0.6) million as compared to $0.2 million in the prior year period.
o	Gross profit from tobacco-related products was negligible, a decrease of $0.4 million compared to the prior year period, reflecting lower margin sales mix in contract manufacturing products.
o	Gross profit from hemp/cannabis-related products was $(0.6) million compared to $(0.1) million the prior year. Margin declines in the fourth quarter were primarily due to impact of the Grass Valley fire. On a proforma basis, as if the GVB acquisition had occurred effective January 1, 2021, gross profit would have been $1.6 million in the fourth quarter 2021.
●	Total operating expenses for the fourth quarter of 2022 increased to $22.5 million, compared to $9.3 million in the prior year quarter, driven by:
o	Sales, general and administrative expenses increased to $14.1 million, driven primarily by the acquisition of GVB, higher strategic consulting and marketing, legal, and personnel costs to expand the launch of VLN®.
o	Research and development expenses increased to $2.1 million, driven by personnel expenses and costs associated with the Company’s hemp/cannabis and hops research programs.
o	Other operating expenses was $6.3 million, primarily reflecting the unusual and infrequent charges recorded in connection with the Grass Valley fire in November 2022.
●	Operating loss for the fourth quarter of 2022 was $23.2 million, compared to $9.0 million in the prior year period.
o	Operating loss includes the $6.3 million of unusual and infrequent charges primarily related to the Grass Valley fire.
●	Net loss was $26.3 million, compared to prior year $14.0 million, representing a net loss per share of $0.12.
●	Adjusted EBITDA was a loss of $13.9 million, compared to prior year $7.5 million. See the tables included in this release for a reconciliation of Adjusted EBITDA (a non-GAAP measure) to net loss.

“Our fourth quarter operating results, and particularly net loss and cash flows, were significantly affected by the Grass Valley fire. Actions were taken to ensure we fully serviced our customer base to meet our revenue target and immediate investments were made to restore capacity for future operating needs,” said Hugh Kinsman, Chief Financial Officer. “We are fortunate to have a strong balance sheet to enable such a rapid response, much of which cost we expect to recoup through our property, casualty and business interruption insurance programs, a process that will unfold over the coming quarters. We are also investing to accelerate our transformative opportunities in both VLN® and hemp/cannabis to become cash positive in both business units. Our recent working capital financing will support our capital needs to fund the appropriate raw materials and inventory requirements for this acceleration through a debt instrument as we execute on these plans.”

Balance Sheet and Liquidity

●	As of December 31, 2022, the Company had $21.2 million in cash, cash equivalents, and short-term investment securities.
●	The fourth quarter 2022 included the following non-recurring or seasonal uses of cash:
o	$4.5 million replenishment of working capital connected with the Company’s recovery from the Grass Valley fire,
o	$1.9m repayment of GVB bridge notes, and
o	Approximately $2.3 million of VLN tobacco leaf inventory.
●	The Company has received casualty loss insurance recoveries of $5.0 million in first quarter of 2023 from the Grass Valley fire, with business interruption insurance claims proceeds expected thereafter.
●	On March 3, 2023, the Company announced a $21.1 million senior credit facility to fund increased working capital needs related to the significant consumer demand for its VLN® product and GVB business lines.
o	The new three-year credit facility was issued at 5% original issuance discount (OID), will bear cash interest at a rate of 7% per annum, and commence principal amortization in the second year at a rate of 2% of the original balance per month. The Company has the option to redeem the facility early starting in the second year.
●	The Company’s strengthened balance sheet supports growing working capital needs driven by increased VLN® product shipments to multiple national-scale distribution partners as well as strong customer demand for hemp/cannabis bulk ingredients.
●	22nd Century’s operating cash requirements are anticipated to decrease through fiscal 2023, reflecting higher sales volume of higher margin contract manufacturing operations (CMO) cigarettes and VLN® products, continued organic growth of GVB’s operations.

Fourth Quarter and Full Year 2022 Conference Call

22nd Century will host a live webcast today at 10:00 a.m. E.T. to discuss its fourth quarter and full year 2022 financial results and business highlights. During the webcast, James A. Mish, chief executive officer of 22nd Century Group, together with John Miller, president of 22nd Century’s tobacco business, and Hugh Kinsman, chief financial officer, will provide an update on the Company.

Following prepared remarks, the Company will host a Q&A session, during which management will accept questions from its covering analysts.

The live webcast, interactive Q&A, and slide presentation will be accessible in the Events section on 22nd Century’s Investor Relations website at www.xxiicentury.com/investors/events. An archived replay of the webcast will also be available shortly after the live event has concluded.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading biotechnology company focused on utilizing advanced alkaloid plant technologies to improve health and wellness through tobacco harm reduction, reduced nicotine tobacco, hemp/cannabis and hops. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. In tobacco, hemp/cannabis and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the pharmaceutical and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 9, 2023. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact
Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200

22nd CENTURY GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per-share data)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$3,020	$1,336
Short-term investment securities	18,193	47,400
Accounts receivable, net	5,641	585
Inventories	10,008	2,881
Insurance recoveries	5,000	—
Prepaid expenses and other current assets	2,743	2,183
Total current assets	44,605	54,385
Property, plant and equipment, net	13,093	5,841
Operating lease right-of-use assets, net	2,675	1,723
Goodwill	33,160	—
Intangible assets, net	16,853	7,919
Investments	682	2,345
Other assets	3,583	3,741
Total assets	$114,651	$75,954

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes and loans payable - current	$908	$596
Operating lease obligations	681	308
Accounts payable	4,168	2,173
Accrued expenses	1,428	1,489
Accrued payroll	3,199	2,255
Accrued excise taxes and fees	1,423	1,270
Deferred income	831	119
Other current liabilities	380	217
Total current liabilities	13,018	8,427
Long-term liabilities:
Notes and loans payable	3,001	—
Operating lease obligations	2,141	1,432
Other long-term liabilities	516	21
Total liabilities	18,676	9,880
Commitments and contingencies (Note 12)
Shareholders' equity
Preferred stock, $.00001 par value, 10,000,000 shares authorized
Common stock, $.00001 par value, 300,000,000 shares authorized
Capital stock issued and outstanding:
215,238,198 common shares (162,872,875 at December 31, 2021)
Common stock, par value	2	2
Capital in excess of par value	333,898	244,247
Accumulated other comprehensive loss	(111)	(162)
Accumulated deficit	(237,814)	(178,013)
Total shareholders' equity	95,975	66,074
Total liabilities and shareholders’ equity	$114,651	$75,954

22nd CENTURY GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per-share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

	(unaudited)

Revenues, net	$19,206	$7,960	$62,111	$30,948
Cost of goods sold	19,852	7,729	60,937	29,462
Gross profit	(646)	231	1,174	1,486
Operating expenses:
Sales, general and administrative	14,097	8,058	44,517	25,908
Research and development	2,093	1,126	6,561	3,912
Other operating expense, net	6,322	78	7,202	78
Total operating expenses	22,512	9,262	58,280	29,898
Operating loss	(23,158)	(9,031)	(57,106)	(28,412)
Other income (expense):
Unrealized loss on investments	—	(4,954)	(5)	(6,994)
Realized (loss) gain on Panacea investment	(748)	—	(2,789)	2,548
Realized loss on short-term investment securities	(223)	—	(366)	—
Other income, net	15	—	71	—
Interest income, net	102	49	313	321
Interest expense	(123)	(14)	(353)	(58)
Total other expense	(977)	(4,919)	(3,129)	(4,183)
Loss before income taxes	(24,135)	(13,950)	(60,235)	(32,595)
(Benefit) provision for income taxes	2,148	14	(434)	14
Net loss	$(26,283)	$(13,964)	$(59,801)	$(32,609)

Net loss per common share - basic and diluted	$(0.12)	$(0.09)	$(0.31)	$(0.21)
Weighted average common shares outstanding - basic and diluted (in thousands)	$215,293	162,768	192,837	156,208

Net loss	$(26,283)	$(13,964)	$(59,801)	$(32,609)
Other comprehensive loss:
Unrealized loss on short-term investment securities	$172	$(135)	$(316)	$(236)
Foreign currency translation	1	—	1	—
Reclassification of realized losses to net loss	223	—	366	—
Other comprehensive income (loss)	396	(135)	51	(236)
Comprehensive loss	$(25,887)	$(14,099)	$(59,750)	$(32,845)

Reconciliations of Non-GAAP Measures

Below is a table containing information relating to the Company’s Net loss, EBITDA and Adjusted EBITDA for the years ended December 31, 2022 and 2021, including a reconciliation of these Non-GAAP measures for such periods.

	Quarter Ended
	December 31,
	Dollar Amounts in Thousands ($000's)
	(UNAUDITED)
			$ Change
	2022	2021	fav / (unfav)
Net loss	$(26,283)	$(13,964)	$(12,319)
Interest (income)/expense, net	21	(35)	56
Provision for income taxes	2,148	14	2,134
Amortization and depreciation	866	317	549
EBITDA	$(23,248)	$(13,668)	$(9,580)
Adjustments:
Equity-based employee compensation expense	923	1,111	(188)
Realized loss on Panacea investment	748	—	748
Grass Valley fire	4,799	—	4,799
Impairment charges	1,725	78	1,647
Acquisition costs	164	—	164
Unrealized loss on investment	—	4,954	(4,954)
Inventory step-up	978	—	978
Adjusted EBITDA	$(13,911)	$(7,525)	$(6,386)

1Fav = Favorable variance, which increases EBITDA and Adjusted EBITDA; Unfav = unfavorable variance, which reduces EBITDA and Adjusted EBITDA

	Year Ended
	December 31,
	Dollar Amounts in Thousands ($000's)
	(UNAUDITED)
			$ Change
	2022	2021	fav / (unfav)
Net loss	$(59,801)	$(32,609)	$(27,192)
Interest (income)/expense, net	40	(263)	303
(Benefit) provision for income taxes	(434)	14	(448)
Amortization and depreciation	2,858	1,248	1,610
EBITDA	$(57,337)	$(31,610)	$(25,727)
Adjustments:
Equity-based employee compensation expense	5,489	3,983	1,506
Realized (loss) gain on Panacea investment	2,789	(2,548)	5,337
Grass Valley fire	4,799	—	4,799
Impairment charges	1,725	78	1,647
Acquisition costs	1,046	—	1,046
Unrealized loss on investments	5	6,994	(6,989)
Inventory step-up	978	—	978
Adjusted EBITDA	$(40,506)	$(23,103)	$(17,403)

1Fav = Favorable variance, which increases EBITDA and Adjusted EBITDA; Unfav = unfavorable variance, which reduces EBITDA and Adjusted EBITDA

Notes regarding Non-GAAP Financial Information

In addition to the Company’s reported results in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company provides EBITDA and Adjusted EBITDA.

In order to calculate EBITDA, the Company adjusts net (loss) income by adding back interest expense (income), provision (benefit) for income taxes, and depreciation and amortization expense from intangible assets. Adjusted EBITDA consists of EBITDA adjusted by the Company for certain non-cash and non-operating expense, including adding back equity-based employee compensation expense, (gain) loss on investments, acquisition costs, inventory step-up amortization, and any unusual or infrequently occurring items.

The Company believes that the presentation of EBITDA and Adjusted EBITDA are important financial measures that supplement discussion and analysis of its financial condition and results of operations and enhances an understanding of its operating performance. While management considers EBITDA and Adjusted EBITDA to be important, these financial performance measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating (loss) income, net (loss) income and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.